United States securities and exchange commission logo





                     November 6, 2023

       Richard Buskirk
       Senior Vice President and Chief Financial Officer
       Laureate Education, Inc.
       PMB 1158
       1000 Bricknell Avenue, Suite 715
       Miami, FL 33131

                                                        Re: Laureate Education,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-38002

       Dear Richard Buskirk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services